SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b),(c), AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2
                               (AMENDMENT NO.1)

                                 Allion Healthcare, Inc.
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                                (Name of Issuer)

                          Common Stock, $0.001 Par Value Per Share
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                         (Title of Class of Securities)

                                  019615103
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                                 (CUSIP Number)

                                   12/31/2006
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/X/   Rule 13d-1(b)
/  /  Rule 13d-1(c)
/  /  Rule 13d-1(d)


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*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                Page 1 of 4 Pages

CUSIP NO. 019615103                13G        PAGE 2 OF 4 PAGES
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1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Massachusetts Financial Services Company ("MFS")
     I.R.S. Identification No.:  04-2747644
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a)   /   /           (b)     /   /        Not Applicable
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3    SEC USE ONLY
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4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
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        NUMBER OF        5    SOLE VOTING POWER

           SHARES            0 shares of common stock

     BENEFICIALLY
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         OWNED BY        6    SHARED VOTING POWER

             EACH             None
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        REPORTING        7    SOLE DISPOSITIVE POWER

           PERSON             0 shares of common stock

             WITH
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                         8    SHARED DISPOSITIVE POWER
                              None
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9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0 shares of common stock

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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

     Not applicable

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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.0
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12   TYPE OF REPORTING PERSON

     IA

--------------------------------------------------------------------------------

SCHEDULE 13G                                           PAGE 3 OF 4 PAGES

ITEM 1:   (a)   NAME OF ISSUER:

                SEE COVER PAGE

          (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                1660 Walt Whitman Road
                Suite 105
                Melville, NY 11747

ITEM 2:   (a)   NAME OF PERSON FILING:

                See item 1 on page 2

          (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                500 Boylston Street
                Boston, MA  02116

          (c)   CITIZENSHIP:

                See Item 4 on page 2

          (d)   TITLE OF CLASS OF SECURITIES:

                See Cover Page

          (e)   CUSIP NUMBER:

                See Cover Page

ITEM 3: The person filing is an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

ITEM 4: OWNERSHIP

          (a)   AMOUNT BENEFICIALLY OWNED:

                See Item 9 on page 2

          (b)   PERCENT OF CLASS:

                See Item 11 on page 2

          (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS VOTING AND DISPOSITIVE POWERS (SOLE AND SHARED):

                See Items 5-8 on page 2

SCHEDULE 13G                                           PAGE 4 OF 4 PAGES

ITEM 5:         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following /X/

ITEM 6:         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                Not applicable

ITEM 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                COMPANY:

                Not applicable

ITEM 8:         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                Not applicable

ITEM 9:         NOTICE OF DISSOLUTION OF GROUP:

                Not applicable

ITEM 10:        CERTIFICATIONS:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE


                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 8, 2007

Massachusetts Financial Services Company



By:    /s/ JEREMY KREAM
       Jeremy Kream
       Vice President and Assistant Secretary